UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2007

MEDICAL STAFFING NETWORK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31299	65-0865171
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Yamato Road, Suite 110, Boca Raton, FL 33431

(Address of Principal Executive Office) (Zip Code)

(561) 322-1300

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement

In connection with the acquisition of InteliStaf Holdings, Inc. (“InteliStaf”) described in Item 2.01 below, on July 2, 2007, Medical Staffing Network, Inc., a wholly-owned subsidiary of the registrant (as borrower, “Company”), entered into a Credit Agreement and Second Lien Credit Agreement providing for a total commitment of $155 million (“Credit Facilities”) with the registrant and Medical Staffing Holdings, LLC, a wholly-owned subsidiary of the registrant (as guarantors), General Electric Capital Corporation (as administrative agent and collateral agent), GE Capital Markets, Inc. (as joint lead arranger), Merrill Lynch Capital (as joint lead arranger, syndication agent and a lender) and certain other lending institutions.

The Credit Agreement provides for a $130 million senior secured first lien facility consisting of a senior secured revolving credit facility (Revolver) of up to $30 million under which borrowings can be made from time to time until the sixth anniversary of the closing date, and a senior secured term loan of $100 million, which has a term of six years and will be repayable in equal quarterly installments commencing September 30, 2007. The senior secured term loan generally bears interest at a rate of, at the Company’s option, either: (i) LIBOR plus 3.5% or (ii) the higher of (A) the prime rate plus 2.5% or (B) the federal funds rate plus 0.5% plus 2.5%. Revolving loans generally bear interest at a rate of, at the Company’s option, either: (i) LIBOR plus an applicable margin between 3.0% and 3.5% or (ii) the higher of (A) the prime rate plus an applicable margin between 2.0% and 2.5% or (B) the federal funds rate plus 0.5% plus an applicable margin between 2.0% and 2.5%, depending, in part, upon the Company’s consolidated leverage ratio. The fee for unused committed funds under the Revolver is 0.5%.

The Second Lien Credit Agreement provides for a $25 million senior secured second lien facility consisting of a senior secured second term loan, which has a term of seven years and will be repayable in full on the maturity date. Loans under the Second Lien Credit Agreement generally bear interest at a rate of, at the Company’s option, either: (i) LIBOR plus 6.5% or (ii) the higher of (A) the prime rate plus 5.5% or (B) the federal funds rate plus 0.5% plus 5.5%, which is payable as LIBOR interest rate contracts expire or quarterly.

The Credit Facilities will replace the Company’s existing $40 million senior credit facility. The Credit Facilities are guaranteed and secured by substantially all of the assets of the Company and the guarantors. The Credit Facilities contain customary representations, warranties and financial covenants, including consolidated leverage ratios, consolidated fixed charge coverage ratios and maximum capital expenditure amounts.

As of July 3, 2007, the current outstanding principal amount of indebtedness under the Credit Agreement is $100 million, and the current outstanding principal amount of indebtedness under the Second Lien Credit Agreement is $25 million. The borrowings from the Credit Facilities were used to repay all amounts owing under the Company’s existing senior credit facility, to pay the purchase price for InteliStaf, which was inclusive of all amounts owing under InteliStaf’s existing credit facility, to pay the fees, costs and expenses incurred in connection with the Credit Facilities and the acquisition of InteliStaf, and for working capital and general corporate purposes.

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Section 2 – Financial Information

Item 2.01.	Completion of Acquisition or Disposition of Assets

On July 2, 2007, the registrant completed its previously announced acquisition of InteliStaf, in accordance with an Agreement and Plan of Merger, dated as of May 10, 2007, among the registrant, the Company, the Company’s wholly-owned subsidiary, Greenhouse Acquisition Sub, Inc. (“Merger Sub”), InteliStaf and TC Group, L.L.C. (“Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub has merged with and into InteliStaf (“Merger”) with InteliStaf surviving the Merger as a wholly-owned subsidiary of the Company.

In connection with the Merger Agreement, the Company also completed its previously announced acquisition of the shares of Class B common stock of InteliStaf, in accordance with a Purchase Agreement, dated as of May 10, 2007, among the Company and the founding stockholders of InteliStaf.

The Company paid approximately $92 million to fund the closing of the InteliStaf acquisition. The Company funded the payment amount with borrowings under the new Credit Facilities described in Item 1.01 above.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure under Items 1.01 and 2.01 above with respect to the Credit Facilities is incorporated by reference into this Item 2.03.

Section 8 – Other Events

Item 8.01.	Other Events.

On July 2, 2007, the registrant issued a press release announcing that it had entered into the Credit Facilities and completed the acquisition of InteliStaf, as described in Items 1.01 and 2.01 above. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Form 8-K no later than 71 days after the date this Form 8-K must be filed.

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(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment to this Form 8-K no later than 71 days after the date this Form 8-K must be filed.

(c)	Exhibits.

Exhibit	Description
99.1	Press Release of Medical Staffing Network Holdings, Inc., dated July 2, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2007	MEDICAL STAFFING NETWORK HOLDINGS, INC.

	By:	/s/ Kevin S. Little
Kevin S. Little
President and Chief Financial Officer

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Exhibit Index

Exhibit	Description
99.1	Press Release of Medical Staffing Network Holdings, Inc., dated July 2, 2007

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